Exhibit 10.1

FIRST SUPPLEMENT TO
CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM OF
BIODIESEL INVESTMENT GROUP, LLC

August 31, 2006

This First Supplement to Confidential Private Placement Memorandum (this “First Supplement”) of Biodiesel Investment Group, LLC has been prepared to provide supplemental information and disclosure modifying, amending, superceding and supplementing the information and disclosure set forth in the Confidential Private Placement Memorandum dated August 21, 2006 of Biodiesel Investment Group, LLC (The “Memorandum”). Capitalized terms not otherwise defined in this First Supplement have the meaning given such terms in the Memorandum.

Amendment of Offering to Allow for Closing Prior to Sale of All Units

The Offering was initially made on an “all-or-nothing” basis, meaning that the Company was required to raise the entire Offering Amount in order to close on any subscription agreements, with any investor funds received by the Company prior to the closing of the Offering to be deposited in an escrow account and not released to the Company for its use until such time as the entire Offering Amount had been raised. As set forth below, we are now amending the Offering to allow for an initial closing and use by the Company of Offering proceeds upon receipt by the Company of subscriptions for a minimum designated amount which is less than the entire Offering Amount.

The Company is amending the offering to permit the Company to close on less than the entire $13,750,000 being offered and further to establish a minimum investment amount per investor of One Hundred Thousand Dollars ($100,000). As amended, the minimum amount the Company must raise in order to close on any subscription agreements is $8,000,000 (the “Minimum Closing Amount”). Following the receipt and closing of subscriptions upon reaching the Minimum Closing Amount (the “Initial Closing”), the Company may close on the balance of the $13,750,000 (i.e. may close on the remaining subscriptions which, when added to the subscription amounts of the Initial Closing, equals the Offering Amount) (the “Second Closing”) only upon receipt of such entire remaining amount and the simultaneous payment by Bunge to the Operating Company of Bunge’s remaining cash investment.

The closing of the investor funds and the sale of the Units at the Initial Closing is expressly subject to and conditioned upon (1) the Operating Company entering into each of the agreements with Bunge (or an affiliated entity) described in the Memorandum on terms and conditions acceptable to the Company and (2) Bunge simultaneously providing an amount of its $2,500,000 cash investment in the Operating Company determined by multiplying $2,500,000 by the fraction equal to the amount of subscriptions at the Initial Closing over $13,750,000, plus its in-kind contribution to the Operating Company, with the balance of Bunge’s cash investment to be made at the Second Closing, if any. (If the amount actually closed by the Company at the Initial Closing is greater than the Minimum Closing Amount, the amount to be contributed by Bunge at the Initial Closing will correspondingly increase. For purposes of illustration only, if the Company closes on $9,500,000 at the Initial Closing, Bunge will simultaneously provide approximately 69.09% of its $2,500,000 cash investment in the Operating Company, or approximately $1,727,273 (i.e. ($9,500,000/$13,750,000)x($2,500,000)), plus its in-kind contribution to the Operating Company.)

If the Initial Closing Occurs for the Minimum Closing Amount, the capitalization of the Operating Company as of the Initial Closing will be as follows:

	Capital Contribution(1)		Percent of Capital Contributed	Percent of Units Outstanding(4)
Bunge	$2,174,546	(2)	21.37%	20%
Company	$8,000,000	(3)	78.63%	80%
Totals	$10,174,546		100%	100%

(1)                                  The Operating Company would liquidate in accordance with the capital accounts of the members.

(2)                                  Including $1,454,546 expected cash capital contribution and $720,000 in-kind contribution (of which $220,000 is for land purchase and $500,000 is for other in-kind assets contributed).

(3)                                  Representing the proceeds of the Initial Closing.

(4)                                  By agreement between the Company and Bunge, the units of the Operating Company are to be allocated to the Company and Bunge on an 80%/20% basis, respectively. Under the Operating Agreement of the Operating Company, profits and losses will be allocated among the Company and Bunge according to this percentage.

The Company must close upon obtaining subscriptions which equal or exceed the Minimum Closing Amount so that the Operating Company will have funds with which to make initial payments to Fagen and DeSmet and to cover certain other obligations, including one-half of the origination fee payable to Fifth Third Bank (see discussion below of commitment letter) and the fees payable to Stern Brothers upon the signing of the commitment letter, all of which payments are expected to exceed $4,000,000 in the aggregate. The Operating Company will only release and disburse from the funds obtained at the Initial Closing the amount required to make such payments and to fund other obligations of the Operating Company.

Exhibit A to the Limited Liability Company Agreement of Biodiesel Investment Group, LLC, setting forth the contribution amounts, Units held and proportionate share of each of the investors in the Company, will be completed at the Initial Closing and amended at the Second Closing, if any, to reflect the investment amounts of each investor The investors at the Initial Closing will not have any right to purchase their pro rata portion of any Units to be sold in the Second Closing. Further, Exhibit A to the Operating Agreement of the Operating Company, setting forth the contribution amounts, units held and proportionate share of each of the Company and Bunge in the Operating Company, will be completed at the Initial Closing and amended at the Second Closing, if any, to reflect the investment amounts of each of the Company and Bunge. The Operating Agreement will also provide that, if the Company fails to fund its full capital contribution amount in the Operating Company, the Company will be subject to dilution

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by Bunge (as a consequence of the issuance of additional units of the Operating Company to Bunge in exchange for its additional capital contribution) or a claim by Bunge or the Operating Company for such unfunded amount.

In connection with both the Initial Closing and the Second Closing, we reserve the right to withdraw or modify this Offering and return any subscription funds received prior to issuing Units to subscribers of each closing. This Offering may be withdrawn at any time and is specifically made subject to the terms described in the Memorandum, as supplemented and amended. We specifically reserve the right to reject any subscription tendered.

THERE CAN BE NO ASSURANCE OR GUARANTEE THAT THE COMPANY, IF IT CLOSES ON SUBSCRIPTIONS UPON OBTAINING THE MINIMUM CLOSING AMOUNT, WILL BE ABLE TO RAISE THE BALANCE OF THE $13,750,000 BEING OFFERED, IN WHICH EVENT NO SECOND CLOSING WILL OCCUR AND THE PROCEEDS OF THE INITIAL CLOSING MUST BE USED TO MAKE THE PAYMENTS TO FAGEN AND DESMET AND OTHERS DESCRIBED ABOVE RATHER THAN FOR CONSTRUCTION AND STARTUP OF THE FACILITY, WITH THE RESULT THAT THE INVESTORS PARTICIPATING IN THE INITIAL CLOSING WILL LIKELY LOSE ALL OR A SIGNIFICANT PORTION OF THEIR INVESTMENT.

Supplement to Discussion on Page 1 of the Memorandum under “The Company and Business Proposal”

The articles of organization for Biofuels Company of America, LLC were filed with the Illinois Secretary of State on August 22, 2006.

Supplement to Discussion on Page 1 of the Memorandum under “Financing of Project”

The construction and startup cost of the Facility (including administrative and other fees and expenses and estimated working capital and debt service fund requirements) has not been finally determined but the estimate set forth in Memorandum has been increased by $200,167 to approximately $53,625,167.

Supplement to Discussion on Page 2 of the Memorandum under “Financing of Project”

On August 31, 2006, the Operating Company received a commitment letter from Fifth Third Bank for the debt financing of the Operating Company. Certain of the terms and conditions contained in the commitment letter differ from the terms and conditions set forth in the preliminary term sheet dated July 24, 2006, which is described in the Memorandum. Specifically, the commitment letter:

•                                          deletes the provision for a revolving line of credit to be in place as of the loan closing (although not provided for in the commitment letter, the Operating Company anticipates that a $4,000,000 revolving line of credit will be obtained

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from Fifth Third Bank as the Facility nears commencement of biodiesel production); accordingly, the total amount of debt financing covered by the commitment letter is $24,650,000

•                                          requires as a condition to the closing of the loan that, among other things, the Operating Company will have entered into a 3 year take-or-pay contract with Pilot or another purchaser acceptable to Fifth Third Bank for a minimum of 8,000,000 gallons of biodiesel annually; in the event the Operating Company has not entered into a contract with Pilot or another acceptable purchaser on the terms noted above prior to the closing of the loan, Fifth Third Bank will require either acceptable loan guarantees or letters of credit or the deposit of cash in the amount of $6,150,000; this requirement will terminate upon execution of a contract with Pilot or another acceptable purchaser on the terms noted above

•                                          requires that the Operating Company maintain a cash debt service fund on deposit with Fifth Third Bank in the amount of one year of amortized principal and interest on the term loan (discussed further in the last bullet point item below).

There can be no guarantee that the Operating Company will receive debt financing in sufficient amounts or on acceptable terms and conditions.

Below is a summary of some of the principal terms of the August 31, 2006 commitment letter, a copy of which is available upon request to the Company:

•                                          a term loan of $24,650,000 to finance a portion of the construction costs of the Facility; the loan will be drawn down on a percentage of completion basis

•                                          the loan would bear interest at the 30 day LIBOR rate + 250 basis points during construction and at a floating rate thereafter based on the Operating Company’s rolling four-quarter EBITDA

•                                          the loan would have a term of five years

•                                          interest only due monthly for the first 18 months of the loan, with level payments of principal and interest due monthly thereafter based on a 10 year amortization schedule

•                                          the following lender fees would apply to the loan: $123,250 loan origination fee, half of which would be due upon execution of the commitment letter, $61,625 disbursing fee, and annual administrative fee of $61,625

•                                          the loan would be subject to a 1% prepayment penalty if repaid on or before the second anniversary of the loan closing

•                                          the loan will be cross-collateralized and cross-defaulted with any future Fifth Third Bank loan and will be secured by the Facility and the assets of the Operating

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Company, including a collateral assignment of the Operating Company’s agreements with Bunge, Fagen and DeSmet

•                                          the closing of the loan is subject to number of contingencies, including but not limited to:

•                                          the deposit of at least $14,250,000 cash equity in escrow with Fifth Third Bank prior to the loan closing, with such funds to be used for the construction of the Facility; the equity requirement will be reduced on a dollar-for-dollar basis upon payment of verified project costs by the Operating Company prior to the loan closing

•                                          issuance of $15,000,000 in loan guarantees from the Illinois Finance Authority

•                                          issuance to the Operating Company of a grant of not less than $4,000,000 from the Illinois Department of Commerce and Economic Activity

•                                          issuance to the Operating Company of a grant of not less than $751,167 from the Illinois Department of Transportation

•                                          issuance to the Operating Company of a grant of not less than $225,000 by the City of Danville, Illinois CDBG

•                                          issuance to the Operating Company of a TARP grant of not less than $24,000

•                                          execution of the Lease, Oil Supply Agreement and Services Agreement

•                                          execution of the agreements with each of Fagen and DeSmet

•                                          the Operating Company must maintain a cash debt service fund on deposit with Fifth Third Bank in the amount of one year of amortized principal and interest on the loan, assuming a principal loan amount of $24,650,000, 10 year amortization schedule and 8% interest rate; this debt service fund would be released at such time as the Operating Company’s Fixed Charge Coverage Ratio reaches at least 1.25 on a rolling four-quarter basis following commencement of biodiesel production at the Facility, but in no event prior to the payment of one year of principal and interest on the term loan (Fixed Charge Coverage Ratio is defined in the commitment letter as a fraction, the (x) numerator of which is EBITDA less taxes, dividends and distributions plus or minus any non-cash items less maintenance capital expenditures and the (y) denominator of which is principal and interest expenses).

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Supplement to Discussion on Page 4 of the Memorandum under “Proposed Agreements with Bunge and its Affiliated Companies”

The Operating Company received comments to the drafts of the Lease and Oil Supply Agreement from Fifth Third Bank on August 29. The Operating Company and Bunge have agreed to certain, but not all, of the requested changes. The changes to which the Operating Company and Bunge have agreed are not material to the Offering. Further amendments to the Lease, Oil Supply Agreement and Services Agreements may be required by Fifth Third Bank as a condition to the closing of the debt financing.

The Operating Company received a revised draft of the Lease from Bunge on August 31. Under the revised draft, the annual base rent payment would remain at $1 per year, and the Operating Company would be required to pay all taxes, utilities, expenses and assessments on the leased premises and Facility. Further, under the revised draft, Bunge Milling would have the right to terminate the Lease in its discretion if the Operating Company fails to operate the Facility for two consecutive years or in the event the Facility fails to produce at least 10,000,000 gallons of biodiesel per year for two consecutive years.

Copies of the revised Lease and Oil Supply Agreement are available upon request.

Supplement to Discussion on Page 15 of the Memorandum under “Capitalization”

The 3,500 Units will be issued to Delta GreenPower, LLC, a Mississippi limited liability Company (“Delta”), rather than to William Luckett individually. We understand that Mr. Luckett is a member of Delta, together with certain other individuals.

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Amendment to Sources and Uses Table

The Sources and Uses table on page 17 of the Memorandum is amended as follows:

SOURCES:
Fifth Third Bank term loan (1)	$24,650,000

Equity Investment (2)	16,250,000

Illinois Department of Commerce and Economic Opportunity grant	4,000,000

Illinois Department of Transportation grant	751,167

City of Danville CDBG grant	225,000

TARP Grant	24,000

Interest Income on Equity Investment (estimate)	225,000

Fifth Third Bank revolving line of credit (anticipated)	4,000,000

Additional Equity Investment – Debt Service Fund	3,500,000

Total Sources	$53,625,167

USES:
Plant Construction and Equipment	$39,500,000

Site and Road Development (3)	1,300,000

Transaction Fees and Expenses (including but not limited to fees and expenses of underwriter, lender, appraiser and legal counsel) (estimate)	925,167

Interest Expense (estimate)	800,000

Administrative, staffing, office furniture, office equipment, pilot run of biodiesel and miscellaneous expenses (estimate) (4)	1,600,000

Working Capital Needs (estimate)	6,000,000

Debt Service Fund Requirement	3,500,000

Total Uses	$53,625,167

(1) We are negotiating with the Illinois Finance Authority to obtain a guarantee of $15,000,000 of the Fifth Third Bank term loan pursuant to an Agri-Business Guarantee. The loan will be secured by a security interest in all of the assets of the Facility. There can be no assurance such guarantee, which is a condition to the Fifth Third Bank loan, will be obtained or maintained.

(2) Includes proceeds of the Offering of $13,750,000 plus $2,500,000 cash investment of Bunge.

(3) $751,167 of this amount would be funded by a proposed Illinois Department of Transportation grant, $225,000 by a City of Danville CDBG grant and $24,000 by a TARP grant.

(4) This amount includes expenses of the Offering, which are estimated to be approximately $100,000.

In reviewing this First Supplement, you should also keep in mind the risk factors and other cautionary statements in the Memorandum.

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Attached to this First Supplement as Exhibit A is the Subscription Agreement which you must complete, sign and deliver to the Company, together with a duly executed copy of the Limited Liability Company Agreement of Biodiesel Investment Group, LLC (attached as Exhibit C to the Memorandum) and payment in full of the purchase price for Units subscribed for, in order to subscribe for Units in the Offering.

Any questions concerning this First Supplement should be directed to the following individual at the Company: Mark A. Burke, President, 1661 International Drive Suite 400, Memphis, Tennessee 38120; phone: (901) 818-3033.

First Supplement to

Memorandum Number:

Name of Offeree:

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Exhibit A

Subscription Agreement

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Biodiesel Investment Group, LLC
1661 International Drive
Suite 400
Memphis, Tennessee 38120

Gentlemen:

The undersigned (the “Subscriber”), intending to be legally bound, hereby irrevocably applies to purchase from Biodiesel Investment Group, LLC, a Delaware limited liability company (the “Company”), the number of units (“Units”) of the Company set forth on the signature page hereof at a purchase price of One Hundred Dollars ($100.00) per Unit. This subscription is submitted to the Company in accordance with the terms and conditions described in this Subscription Agreement.

1.                                       Representations and Warranties.

A.            The Subscriber has received the Company’s Confidential Private Placement Memorandum dated August 21, 2006, as amended and supplemented, has carefully reviewed it and understands the information contained therein.

B.            The Subscriber has had a reasonable opportunity to ask questions of and receive information and answers from the Company concerning the Company and the Units, and all such questions have been answered, and all such information has been provided to the full satisfaction of the Subscriber.

C.            The Subscriber has the knowledge and experience in financial and business matters as to be capable of evaluating the information referred to in the two proceeding paragraphs and the risks of the prospective investment. The Subscriber understands that no federal or state agency has passed upon the Units, or made any finding or determination as to the fairness of the investment or given any recommendation or endorsement of the Units.

D.            The Subscriber (i) has adequate means for providing for his or her current needs and possible contingent needs, (ii) has no need for liquidity in this investment, and (iii) is able to bear the economic risks of his or her investment in the Units including a complete loss.

E.             The Subscriber acknowledges that the offer and contemplated sale of the Units have been conducted in a private transaction in which the Units have been offered (and, it is contemplated, will be sold) through direct communication between the Company and the Subscriber and without use of any form of general advertising. The Subscriber has not retained, or otherwise entered into any agreement or understanding with, any broker or finder in connection with the purchase of the Units by the Subscriber, and the Company will not incur any liability for any fee, commission or other compensation on account of any such retention, agreement or understanding by the Subscriber.

F.             The Subscriber understands that the offering and sale of the Units is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) of the Securities Act and the provisions of Regulation D promulgated thereunder. The Units have not been registered under the Securities Act or under the securities laws of any state and the Company will not be under any obligation to so register the Units. The Subscriber represents that the Subscriber is purchasing the Units for the Subscriber’s own account, for investment and not with a view to resale, distribution, or other disposition, and Subscriber has no present plans to enter into any contract, undertaking, agreement or arrangement for any such resale, distribution or other disposition. The Subscriber will not sell or otherwise transfer the Units without registration under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom.

G.            The Subscriber understands that there presently is no active market for the Units and that it is unlikely that there will be an active market for them in the future.

H.            The Subscriber recognizes that there are substantial restrictions on the transferability of the Units under federal and state securities laws and under the Company’s Amended and Restated Limited Liability Company Agreement. The sale of the Units has not been registered under the Securities Act or under the securities laws of any state and is intended to be exempt from registration under the Securities Act and applicable state securities laws by virtue of an exemption therefrom. The Subscriber will not sell or otherwise transfer the Units without registration under the Securities Act or an exemption therefrom, and will not sell or otherwise transfer the Units without compliance with the provisions of the Company’s Amended and Restated Limited Liability Company Agreement, and fully understands and agrees that he or she must bear the economic risk of his or her purchase for an indefinite period of time because, among other reasons, the Units have not been registered under the Securities Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under any applicable state securities laws or unless an exemption from such registration is available. The Subscriber further understands that the Company is under no obligation to register the Units on his or her behalf or to assist the Subscriber in complying with any exemption from registration under the Securities Act or under the securities laws of any state;

I.              The Subscriber is an “accredited investor” as that term is defined in Rule 501 promulgated under the Securities Act, inasmuch as the Subscriber meets the requirements of one or more of the following [check the appropriate box below]:

•                                                                                          A natural person who had individual income of more than $200,000 in each of the most recent two years, or joint income with that person’s spouse in excess of $300,000 in each of the most recent two years and who reasonably expects to reach that same income level for the current year;

•                                                                                          A natural person whose individual net worth, or joint net worth with that person’s spouse, is in excess of $1,000,000;

•                                                                                          A trust, with total assets in excess of $5,000,000, which is not formed for the purpose of acquiring the Units, and whose purchase is directed by a person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the risks and merits of an investment in the Units;

•                                                                                          A corporation, a partnership, an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or a Massachusetts or similar business trust, not formed for the specific purpose of acquiring the Units, with total assets in excess of $5,000,000;

•                                                                                          A bank as defined in Section 3(a)(2) of the Securities Act or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of the Investment Company Act of 1940; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, it, political subdivisions, or an agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; or an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of the Employee Retirement Income Security Act of 1974, which is either a bank, savings and loan association, insurance company, or registered adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if the employee benefit plan is a self directed plan, the investment decisions are made solely by persons who are accredited investors;

•                                                                                          A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940; or

•                                                                                          An entity in which all of the equity owners meet the requirements of at least one of the above subparagraphs for accredited investors.

If there is any material change in such status prior to the sale of the Units, the Subscriber will immediately notify the Company in writing.

J.             The Subscriber, if executing this Subscription Agreement in a representative or fiduciary capacity, has full power and authority to execute and deliver this Subscription Agreement in such capacity and on behalf of the subscribing individual, partnership, trust, estate, Company, or other entity for whom the Subscriber is executing this Subscription Agreement, and such individual, partnership, trust, estate, Company, or other entity has full right and power to enter into this Subscription Agreement and make an investment in the Units.

K.            If the Subscriber is a natural person, the Subscriber has reached the age of majority in the jurisdiction in which the Subscriber resides; the Subscriber has adequate means of providing for the Subscriber’s current financial needs and contingencies, is able to bear the substantial economic risks of an investment in the Securities for an indefinite period of time, has no need for liquidity in such investment, and, at the present time, could afford a complete loss of such investment. The Subscriber’s overall commitment to investments which are not readily marketable is reasonable in relation to the Subscriber’s net worth.

L.             The Subscriber: [i] has not filed a registration statement which is the subject of a currently effective stop order entered pursuant to any state’s law within five years prior to the date hereof; [ii] has not been convicted within five years prior to the date hereof of any felony or misdemeanor in connection with the purchase or sale of any security or any felony involving fraud or deceit including, but not limited to, forgery, embezzlement, obtaining money under false pretenses, larceny or conspiracy to defraud; [iii] is not currently subject to any state’s administrative order or judgment entered by that state’s securities administrator within five years prior to the date hereof and is not subject to any state’s administrative order or judgment in which fraud or deceit was found and the order or judgment was entered within five years of the date hereof; [iv] is not currently subject to any state’s administrative order or judgment which prohibits the use of any exemption from registration in connection with the purchase or sale of securities; [v] is not, and has not been within five years prior to the date hereof, subject to any order, judgment or decree of any court of competent jurisdiction temporarily or preliminarily or permanently restraining or enjoining the Subscriber from engaging in or continuing any conduct or practice in connection with the purchase or sale of any security or involving the making of any false filing with any state.

M.           The execution, delivery and performance of this Subscription Agreement by the Subscriber (i) will not constitute a default under or conflict with any agreement or instrument to which the Subscriber is a party or by which it or its assets are bound, (ii) will not conflict with or violate any order, judgment, decree, statute, ordinance or regulation applicable to the Subscriber (including, without limitation, any applicable laws relating to permissible legal investments) and (iii) do not require the consent of any person or entity. This Subscription Agreement has been duly authorized, executed and delivered by the Subscriber and constitutes the valid and binding agreement of the Subscriber enforceable against it in accordance with its terms. Subscriber has all requisite power to purchase the Units subscribed for hereunder and shall deliver to the Company such documents and legal opinions reasonably requested by it with respect to such authority and power.

N.            Subscriber acknowledges that the Company is newly formed and does not have any financial and operating history as a going business and therefore it is very difficult to evaluate the Company’s current business prospects or to predict future results of its operations and that an investment in the Units is a highly speculative and risky venture.

O.            Within five (5) days after receipt of a request from the Company, Subscriber hereby agrees to provide such information and to execute and deliver such documents as may reasonably be necessary to comply with any and all laws and ordinances to which the Company is subject.

P.                                      The Subscriber hereby acknowledges that the Company seeks to comply with all applicable laws in all applicable jurisdictions concerning money laundering and related activities. In furtherance of those efforts (but without limitation to the generality of the foregoing), Subscriber hereby represents, warrants and agrees that:

(a)           to the best of Subscriber’s knowledge based upon appropriate diligence and investigation, none of the cash or property that Subscriber has paid, will pay or will contribute to the Company has been or shall be derived from or related to, any illegal activities, including without limitation, activities in violation of Part 12 of the Anti-Terrorism, Crime and Security Act of 2001 or the Foreign Corrupt Practices Act of 1977;

(b)           neither Subscriber nor any of its beneficial owners, appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the U.S. Department of the Treasury, nor are they otherwise a party with which the Company is prohibited to deal under the laws of the United States;

(c)           the monies used to fund the investment in the Units are not derived from, invested for the benefit of, or related in any way to, the governments of, or persons within, (i) any country under a U.S. embargo enforced by the U.S. Treasury Department’s Office of Foreign Assets Control, (ii) that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering or (iii) that has been designated by the U.S. Secretary of the Treasury as a “primary money laundering concern”;

(d)           Subscriber (i) has conducted thorough due diligence with respect to all of its beneficial owners, (ii) has established the identifies of all beneficial owners and the source of each of the beneficial owner’s funds and (iii) will retain evidence of any such identities, any such source of funds and any such due diligence;

(e)           to the best of Subscriber’s knowledge based upon appropriate diligence and investigation, no contribution or payment by Subscriber to the Company, to the extent that they are within Subscriber’s control, shall cause the Company to be in violation of the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 or of any regulations issued by the U.S. Treasury Department’s Office of Foreign Assets Controls;

(f)            Subscriber shall promptly notify the Company if any of these representations cease to be true and accurate regarding Subscriber;

(g)           if at any time it is discovered that any of the foregoing representations are incorrect or, if otherwise required by applicable law or regulation related to money laundering and similar activities, the Company may undertake appropriate actions to ensure compliance with applicable law or regulation, including, but not limited to segregation and/or redemption of all or part of any Units held by Subscriber; and

(h)           the Company may release confidential information about Subscriber and, if applicable, any beneficial owners of Subscriber, to the proper authorities if the Company, in its sole discretion, determines that such disclosure is necessary or advisable in light of the relevant rules and regulations under the laws set forth in clauses (b) through (e) of this Subsection P.

2.             Indemnification. The Subscriber agrees to indemnify and hold harmless the Company, the officers, managers, directors and affiliates thereof and each other person, if any, who controls any such person, within the meaning of Section 15 of the Securities Act, against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all expenses reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) arising out of or based upon any false representations or warranty or breach or failure by the Subscriber to comply with any covenant or agreement made by the Subscriber herein or in any other document furnished by the Subscriber to any of the foregoing in connection with this transaction. All representations, warranties and covenants contained in this Subscription Agreement shall survive the acceptance and/or termination of this Subscription Agreement.

3.             Additional Information. The Subscriber hereby acknowledges and agrees that the Company may make or cause to be made such further inquiry and obtain such additional information as it may deem appropriate, including credit searches, with regard to the suitability of the Subscriber.

4.             Irrevocability; Binding Effect. The Subscriber hereby acknowledges and agrees that the subscription hereunder is irrevocable, that the Subscriber is not entitled to cancel, terminate or revoke this Subscription Agreement or any agreements of the Subscriber hereunder and that this Subscription Agreement and such other agreements shall survive the death or disability of the Subscriber and shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and assigns. If the Subscriber is more than one person, the obligations of the Subscriber hereunder shall be joint and several and the agreements, representations, warranties and acknowledgments herein contained shall be deemed to be made by and be binding upon each such person and his heirs, executors, administrators, successors, legal representatives and assigns.

5.             Modification. Neither this Subscription Agreement nor any provisions hereof shall be waived, modified, discharged or terminated except by an instrument in writing signed by the party against whom any such waiver, modification, discharge or termination is sought.

6.             Notices. Any notice, demand or other communication which any party hereto may be required, or may elect, to give to any other party hereunder shall be sufficiently given if (a) deposited, postage prepaid, in a United States mail box, stamped registered or certified mail, return receipt requested, addressed to such address as may be listed on the books of the Company, or (b) delivered personally at such address.

7.             Counterparts. This Subscription Agreement may be executed through the use of separate signature pages or in any number of counterparts, and each of such counterparts shall, for all purposes, constitute one agreement binding on all parties, notwithstanding that all parties are not signatories to the same counterpart.

8.             Entire Agreement. This Subscription Agreement contains the entire agreement of the parties with respect to the subject matter hereof and there are no representations, covenants or other agreements except as stated or referred to herein.

9.             Severability. Each provision of this Subscription Agreement is intended to be severable from every other provision, and the invalidity or illegality of any portion hereof shall not affect the validity or legality of the remainder hereof.

10.           Assignability. This Subscription Agreement is not transferable or assignable by the Subscriber.

11.           Applicable Law. This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws principles.

12.           Taxpayer Identification Number. The Subscriber verifies under penalties of perjury that the Social Security Number shown herein is true, correct and complete and that the Subscriber is not subject to backup withholding either (a) because the Subscriber has not been notified that he or she is subject to backup withholding as a result of a failure to report all interest or dividends or (b) because the Internal Revenue Service has notified the Subscriber that he or she is not subject to backup withholding.

13.           Certificate of Non-Foreign Status. Under penalties of perjury, the Subscriber declares that, to the best of his or her knowledge and belief, the following statements are true, correct and complete: (i) that unless an Internal Revenue Service Form 4224 has been completed, the Subscriber is not a foreign person for purposes of U.S. income taxation (i.e., he is not a nonresident alien); (ii) that the following information contained elsewhere in the subscription document is true, correct and complete: the U.S. taxpayer identification number (i.e., social security number or employer identification number) and home address; and (iii) that the Subscriber agrees to inform the Company promptly if the Subscriber becomes a nonresident alien during the three years immediately following the date hereof.

[END OF TEXT]

IN WITNESS WHEREOF, Subscriber has executed this Subscription Agreement as of the      day of            , 2006.

Subscriber:

Name of Subscriber (Please Print)

Signature of Subscriber

Subscriber Address:

Subscriber Social Security or Taxpayer ID Number:

Subscriber Telephone Number:
( )

Number of Units to which this Subscription
Agreement applies:	@ $100.00
per Unit

Total Purchase Price:
$

Subscription accepted:

BIODIESEL INVESTMENT GROUP, LLC

By:
Mark A. Burke, President

Date:	, 2006

MEMBER SIGNATURE PAGE TO
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF
BIODIESEL INVESTMENT GROUP, LLC

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date set forth below by the undersigned’s duly authorized representative.

(entity name if applicable)

By:
Name:
Title:

Signature

Print Name

This Signature Page is executed effective as of          , 2006.